Exhibit 4.3

INDEMNITY AGREEMENT

This Indemnity Agreement is given on and as of the date last shown below by the undersigned, Gary B. Sabin (“GBS”), in favor of Excel Interfinancial Corporation, a California corporation (“EIC”).

Recitals

1.                                       GBS in general partner of Excel Properties, Ltd., a California Limited Partnership (“Partnership”).

2.                                       The Partnership has dissolved, has wound up its affairs and must, in accordance with the California Revised Limited Partnership Act, file a Certificate of Cancellation of its Certificate of Limited Partnership in order to complete its dissolution.

3.                                       In order to obtain such Certificate, registrant must request and receive a Tax Clearance Certificate from the California Franchise Tax Board.  As a Condition to receiving a Certificate of Tax Clearance, another person must assume the Partnership’s tax liability to the State of California, if any, as of the date of the cancellation of the Partnership’s Certificate of Limited Partnership.

4.                                       As an accommodation to the Partnership, EIC has agreed to assume the Partnership’s tax liability as of the date its Certificate of Limited Partnership is cancelled, provided, that GBS agrees to indemnify and hold EIC harmless against any costs or loss incurred by reason of the assumption.

NOW, THEREFORE, GBS agree as follows:

1.                                       Indemnification.  GBS hereby agrees to indemnify and hold EIC harmless against any loss, cost of expense based on or arising from EIC’s assumption of the Partnership’s tax liability by reason of its execution of that certain Request for Tax Clearance Certificate (Form

3555L), dated on even date herewith, submitted by the partnership to the California Franchise Tax Board.  Such loss or expense shall include, but not be limited to, any costs or expenses incurred by EIC in connection with such assumption, including attorneys’ fees.

2.                                       Obligation to Give Notice.  EIC agrees to promptly give written notice to GBS of any demand, claim or request for payment it receives in connection with its assumption of tax liability.

3.                                       Further Assurances.  The parties agree to execute such additional documents or instruments as the other may reasonably request to assure enforcement of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed on this 10 day of February, 2005, at San Diego, California.

/s/ Gary B. Sabin
Gary B. Sabin